UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2015

ARDELYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

34175 Ardenwood Blvd.

Fremont, CA 94555

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On April 20, 2015, Ardelyx, Inc., or the Company, appointed Annalisa Jenkins, MMBS, MRCP as a member of its board of directors, effective immediately, to serve in Class I until the 2015 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Following Dr. Jenkin’s appointment, Class I consists of Peter Schultz, Ph.D. and Dr. Jenkins.

The board of directors has determined that Dr. Jenkins is independent as defined in Listing Rule 5605 of The NASDAQ Stock Market LLC for purposes of serving on the board of directors.

Pursuant to the Company’s compensation policy for its non-employee directors, or Director Compensation Program, Dr. Jenkins received an option to purchase 25,000 shares of the Company’s common stock. Dr. Jenkin’s options have a per share exercise price of $12.75, which was the last reported sale price of the Company’s common stock on the April 20, 2015 grant date, and the option vests over 3 years in substantially equal installments on each monthly anniversary of the grant date so long as Dr. Jenkins remains on the board of directors through each such vesting date. In addition, Dr. Jenkins will be entitled to receive an annual cash retainer in the amount of $35,000 per year and any other compensation provided pursuant to the Director Compensation Program.

The Company intends to enter into its standard form of indemnification agreement with Dr. Jenkins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2015	ARDELYX, INC.

	By:	/s/ Mark Kaufmann
Mark Kaufmann
Chief Financial Officer